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                                                                    EXHIBIT 21.1

SUBSIDIARY OF ULTRA PETROLEUM CORP.


     -  UP Energy Corporation, a Nevada corporation


SUBSIDIARIES OF UP ENERGY CORPORATION

     -  Ultra Resources, Inc., a Wyoming corporation
     -  Sino-American Energy Corporation, a Nevada corporation